Exhibit (d)(1)

FS INVESTMENT CORPORATION

Lock-Up Agreement

[—], 2014

FS Investment Corporation

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

RE:	Listing on the New York Stock Exchange, LLC (the “NYSE”)

Ladies & Gentlemen:

The undersigned is or may become an owner of record or beneficial owner of certain shares of common stock, par value $0.001 per share (“Shares”), of FS Investment Corporation (the “Company”). The Company proposes to carry out a listing of Shares on the NYSE (the “Listing”). The undersigned recognizes that the Listing will be of benefit to the undersigned and will benefit the Company by, among other things, providing liquidity to holders of Shares. The undersigned acknowledges that you are relying on the representations and agreements of the undersigned contained in this Agreement in carrying out the Listing.

In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not, and will cause any spouse or immediate family member (as defined below) of the spouse or the undersigned living in the undersigned’s household not to, without the prior written consent of the Company (which consent may be withheld its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) promulgated under the Securities Exchange Act of 1934, as amended (the “Securities Act”), or otherwise dispose of or transfer any of the economic consequences of ownership of, or announce the offering of, or file any registration statement under the Securities Act in respect of, any Shares, options or warrants to acquire Shares, or securities exchangeable or exercisable for or convertible into Shares currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned (including holding as custodian) or such spouse or immediate family member, or publicly announce an intention to do any of the foregoing, for a period commencing on the date of the Listing and continuing through the close of trading on the date 180 days after the date of the Listing (the “Lock-Up Period”).

The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. However, the foregoing restrictions shall not apply to (i) transactions relating to Shares or other securities acquired in open market transactions after the completion of the Listing, (ii) a bona fide gift or gifts, (iii) the transfer of any or all Shares owned by the undersigned, either during the undersigned’s lifetime or on death, by gift, will or intestate succession to an immediate family member of the undersigned or to a trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned and/or a member or members of the undersigned’s immediate family, (iv) the transfer to one or more affiliates of the undersigned or a distribution to limited partners, members or shareholders of the undersigned, (v) as a transfer to a nominee or custodian of a person or entity to whom a disposition or transfer would be permitted under this Agreement, or (vi) the entry into any trading plan established pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for any sales or other dispositions of Shares during the Lock-Up Period; provided, however, that in the case of (ii), (iii) and (iv) above, it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Shares, except in accordance with this Agreement. For purposes of this Agreement, “immediate family member” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Shares or securities convertible into or exchangeable or exercisable for Shares held by the undersigned except in compliance with the foregoing restrictions.

This Agreement shall automatically terminate upon the earliest to occur, if any, of (1) the Company advising the undersigned in writing that it has determined not to proceed with the Listing; (2) June 30, 2014, in the event that the Listing has not been consummated by that date; and (3) the end of the Lock-Up Period.

This Agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

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Name of Holder

Authorized Signature

Date

[Signature Page to Lock-Up Agreement]